Lease #
031510

EQUIPMENT LEASE

This Equipment Lease (this "Lease") is made effective as of February 15, 2010, between Linda Beltzhoover (the "Lessor"), 3659 Brumley Way, Carmel, Indiana 46033, and Omnicity, Inc. (the "Lessee"), 803 S St Route 3, Rushvile, Indiana 46173, and states the agreement of the parties as follows:

EQUIPMENT SUBJECT TO LEASE. The Lessor shall lease the equipment listed on the attached Exhibit "A".

PAYMENT TERMS. The Lessee shall make 36 payments of $391.70 each, for a total amount of $14,101.20. Payments shall be due on the 15th day of each month, with the first payment due on March 15, 2010. The lease payments shall be due whether or not the Lessee has received notice of a payment due.

TAX. Sales and/or use tax, if required, is included.

LEASE TERM. This Lease shall begin on the above effective date and shall terminate on February 15, 2013, unless otherwise terminated in a manner consistent with the terms of this Lease.

LOCATION OF EQUIPMENT. The equipment shall be located at 803 S St Route 3, Rushville, Indiana 46173, during the lease term, and shall not be removed from that location without the Lessor's prior written consent.

CARE AND OPERATION OF EQUIPMENT. The equipment may only be used and operated in a careful and proper manner. Its use must comply with all laws, ordinances, and regulations relating to the possession, use, or maintenance of the equipment, including registration and/or licensing requirements, if any.

ALTERATIONS. Lessee shall be permitted to make alterations to the equipment, if the alterations do not reduce the value of the equipment or significantly alter the purposes for which the equipment is designed. All alterations shall be the property of the Lessor and subject to the terms of this Lease.

MAINTENANCE AND REPAIR. The Lessee shall maintain at the Lessee's cost, the equipment in good repair and operating condition, allowing for reasonable wear and tear. Such costs shall include labor, material, parts, and similar items.

LESSOR'S RIGHT OF INSPECTION. The Lessor shall have the right to inspect the

equipment during Lessee's normal business hours.

RETURN OF EQUIPMENT. At the end of the Lease term, the Lessee shall be obligated to return the equipment to the Lessor at the Lessee's expense.

OPTION TO RENEW. If the Lessee is not in default upon the expiration of this lease, the Lessee shall have the option to renew this Lease for a similar term on such terms as the parties may agree at the time of such renewal.

OPTION TO PURCHASE. If the Lessee is not in default under this Lease, the Lessee shall have the option to purchase items of equipment at the end of the lease term for the price specified for such items of equipment in the attached Equipment Schedule. The Lessee shall exercise this option by providing written notice to the Lessor of such intent at least Automatic prior to the end of the lease term.

ACCEPTANCE OF EQUIPMENT. The Lessee shall inspect each item of equipment delivered pursuant to this Lease. The Lessee shall immediately notify the Lessor of any discrepancies between such item of equipment and the description of the equipment in the Equipment Schedule. If the Lessee fails to provide such notice before accepting delivery of the equipment, the Lessee will be conclusively presumed to have accepted the equipment as specified in the Equipment Schedule.

OWNERSHIP AND STATUS OF EQUIPMENT. The equipment will be deemed to be personal property, regardless of the manner in which it may be attached to any other property. The Lessor shall be deemed to have retained title to the equipment at all times, unless the Lessor transfers the title by sale. The Lessee shall immediately advise the Lessor regarding any notice of any claim, levy, lien, or legal process issued against the equipment.

RISK OF LOSS OR DAMAGE. The Lessee assumes all risks of loss or damage to the equipment from any cause, and agrees to return it to the Lessor in the condition received from the Lessor, with the exception of normal wear and tear, unless otherwise provided in this Lease.

INDEMNITY OF LESSOR FOR LOSS OR DAMAGES. Unless otherwise provided in this Lease, if the equipment is damaged or lost, the Lessor shall have the option of requiring the Lessee to repair the equipment to a state of good working order, or replace the equipment with like equipment in good repair, which equipment shall become the property of the Lessor and subject to this Lease.

LIABILITY AND INDEMNITY. Liability for injury, disability, and death of workers and other persons caused by operating, handling, or transporting the equipment during the term of this Lease is the obligation of the Lessee, and the Lessee shall indemnify and hold the Lessor harmless from and against all such liability. Lessee shall maintain liability insurance of at least

$1,000,000.00.

CASUALTY INSURANCE. The Lessee shall insure the equipment in an amount sufficient to cover the replacement cost of the equipment.

TAXES AND FEES. During the term of this Lease, the Lessee shall pay all applicable taxes, assessments, and license and registration fees on the equipment.

DEFAULT. The occurrence of any of the following shall constitute a default under this Lease:

A. The failure to make a required payment under this Lease when due.

B. The violation of any other provision or requirement that is not corrected within N/A day(s) after written notice of the violation is given.

C. The insolvency or bankruptcy of the Lessee.

D. The subjection of any of Lessee's property to any levy, seizure, assignment, application or sale for or by any creditor or government agency.

RIGHTS ON DEFAULT. In addition to any other rights afforded the Lessor by law, if the Lessee is in default under this Lease, without notice to or demand on the Lessee, the Lessor may take possession of the equipment as provided by law, deduct the costs of recovery (including attorney fees and legal costs), repair, and related costs, and hold the Lessee responsible for any deficiency. The rights and remedies of the Lessor provided by law and this Agreement shall be cumulative in nature. The Lessor shall be obligated to re-lease the equipment, or otherwise mitigate the damages from the default, only as required by law.

NOTICE. All notices required or permitted under this Lease shall be deemed delivered when delivered in person or by mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Lease.

ASSIGNMENT. The Lessee shall not assign or sublet any interest in this Lease or the equipment or permit the equipment to be used by anyone other than the Lessee or Lessee's employees, without Lessor's prior written consent.

ENTIRE AGREEMENT AND MODIFICATION. This Lease constitutes the entire agreement between the parties. No modification or amendment of this Lease shall be effective unless in writing and signed by both parties. This Lease replaces any and all prior agreements between the parties.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of

Indiana.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provision of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

CERTIFICATION. Lessee certifies that the application, statements, trade references, and financial reports submitted to Lessor are true and correct and any material misrepresentation will constitute a default under this Lease.

ARBITRATION. Any controversy or claim relating to this Lease, including the construction or application of this Lease, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

Lessor:
Linda Beltzhoover

Linda Beltzhoover

Lessee:
Omnicity, Inc.

By: ______________________________
David Bradford
COO

Loan Amortization Calculator

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Principal	Payments per Year
12500.00	12
Annual Interest Rate	Number of Regular Payments
8.0000	36
Balloon Payment	Payment Amount
	391.70

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Summary

Principal borrowed: $12500.00
Annual Payments: 12 **Total Payments:** 36 (3.00 years)
Annual interest rate: 8.00% **Periodic interest rate:** 0.6667%
Regular Payment amount: $391.70 **Final Balloon Payment:** $0.00
Annual Debt Service Constant: 37.6032%
Minimum amortizing payment for this Principal and Interest rate: $83.34

The following results are estimates which do not account for values being rounded to the nearest cent. See the amortization schedule for more accurate values.

Total Repaid: $14101.20
Total Interest Paid: $1601.20
Interest as percentage of Principal: 12.810%

Pmt	Principal	Interest	Cum Prin	Cum Int	Prin Bal	
1	308.37	83.33	308.37	83.33	12191.63	– 2.10.10
2	310.42	81.28	618.79	164.61	11881.21	– 3.10.10
3	312.49	79.21	931.28	243.82	11568.72	– 4.10.10
4	314.58	77.12	1245.86	320.94	11254.14	
5	316.67	75.03	1562.53	395.97	10937.47	
6	318.78	72.92	1881.31	468.89	10618.69	
7	320.91	70.79	2202.22	539.68	10297.78	
8	323.05	68.65	2525.27	608.33	9974.73	
9	325.20	66.50	2850.47	674.83	9649.53	
10	327.37	64.33	3177.84	739.16	9322.16	
11	329.55	62.15	3507.39	801.31	8992.61	
12	331.75	59.95	3839.14	861.26	8660.86	
13	333.96	57.74	4173.10	919.00	8326.90	
14	336.19	55.51	4509.29	974.51	7990.71	
15	338.43	53.27	4847.72	1027.78	7652.28	
16	340.68	51.02	5188.40	1078.80	7311.60	
17	342.96	48.74	5531.36	1127.54	6968.64	
18	345.24	46.46	5876.60	1174.00	6623.40	
19	347.54	44.16	6224.14	1218.16	6275.86	
20	349.86	41.84	6574.00	1260.00	5926.00	
21	352.19	39.51	6926.19	1299.51	5573.81	
22	354.54	37.16	7280.73	1336.67	5219.27	
23	356.90	34.80	7637.63	1371.47	4862.37	
24	359.28	32.42	7996.91	1403.89	4503.09	
25	361.68	30.02	8358.59	1433.91	4141.41	
26	364.09	27.61	8722.68	1461.52	3777.32	
27	366.52	25.18	9089.20	1486.70	3410.80	
28	368.96	22.74	9458.16	1509.44	3041.84	
29	371.42	20.28	9829.58	1529.72	2670.42	
30	373.90	17.80	10203.48	1547.52	2296.52	
31	376.39	15.31	10579.87	1562.83	1920.13	
32	378.90	12.80	10958.77	1575.63	1541.23	
33	381.43	10.27	11340.20	1585.90	1159.80	
34	383.97	7.73	11724.17	1593.63	775.83	
35	386.53	5.17	12110.70	1598.80	389.30	
36	*389.30	2.60	12500.00	1601.40	0.00	1.10.13

*The final payment has been adjusted to account for payments having been rounded to the nearest cent.